UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Builders FirstSource, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

To our Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Builders FirstSource, Inc., which will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 27, 2015, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of Annual Meeting of Stockholders, Proxy Statement, and form of proxy.

Even if you intend to join us in person, we encourage you to vote in advance so we will know we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on page 4 of the Proxy Statement for instructions if you plan to personally attend the annual meeting.

Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the internet, by telephone via toll-free number, or by written proxy, will save the Corporation the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other stockholder of record, as applicable, concerning each of these voting options.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Builders FirstSource, Inc.

Paul S. Levy
Chairman of the Board

April 28, 2015

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

Official Notice of Annual Meeting of Stockholders

To our Stockholders:

The annual meeting of stockholders of Builders FirstSource, Inc. will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 27, 2015, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

(1)	The election of directors;

(2)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2015; and

(3)	Any other business that may properly be brought before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 2, 2015 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 27, 2015. The Proxy Statement and the 2014 Annual Report on Form 10-K are available at www.proxyvote.com with your control number from your proxy card and at www.bldr.com.

In accordance with rules approved by the United States Securities and Exchange Commission, we are providing this notice to our stockholders to advise them of the availability on the Internet of our proxy materials related to the annual meeting. The rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering our proxy materials to our stockholders under the “traditional” method, by providing paper copies, as well as providing access to our proxy materials on a publicly accessible website.

The Proxy Statement, proxy card, and the 2014 Annual Report on Form 10-K are enclosed.

Directions to be able to attend the meeting and vote in person may be obtained by contacting the Company’s legal department at (214) 880-3500.

By Order of the Board of Directors,

Donald F. McAleenan
Corporate Secretary

April 28, 2015

IMPORTANT:

Please see the Question and Answer section on page 4 of this Proxy Statement for instructions on what you need to do to attend the annual meeting in person. Please note that the doors to the annual meeting will open at 8:30 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the internet, by telephone via toll-free number, or by signing, dating, and returning the enclosed proxy card, will save us the expense and extra work of additional proxy solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on the proxy card or the voting instructions forwarded by your bank, broker, or other stockholder of record, as applicable.

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

Proxy Statement

Annual Meeting of Stockholders

May 27, 2015

This Proxy Statement is being furnished by Builders FirstSource, Inc. (the “Corporation,” the “Company,” or “Builders FirstSource”) in connection with a solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) to be voted at the annual meeting of the Corporation’s stockholders to be held on May 27, 2015 (the “annual meeting” or “meeting”). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other stockholder of record, as applicable, to determine which voting options are available to you. Please be aware that if you vote over the internet, you may incur costs, such as telecommunication and internet access charges, for which you will be responsible. The internet voting and telephone voting facilities for stockholders of record will be available until 11:59 p.m. eastern daylight time on May 26, 2015. This Proxy Statement, the proxy card, and the 2014 Annual Report on Form 10-K, were first mailed on or about April 28, 2015.

SOLICITATION AND RATIFICATION OF PROXIES

If any matters not specifically set forth in this Proxy Statement properly come to a vote at the meeting, the members of the Proxy Committee, comprised of Donald F. McAleenan and Chad Crow, will vote regarding those matters in accordance with their best judgments. If a proxy card is signed and returned, it will be voted as specified on the proxy card, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1 and “FOR” Proposal 2. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including by internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See “Questions and Answers about the Meeting and Voting” in this Proxy Statement for an explanation of the term “stockholder of record.”

The proxy accompanying this Proxy Statement is being solicited by the Board of Directors. The Corporation will bear the entire cost of this solicitation, including the preparation and delivery of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail and the internet, proxies may be solicited by directors, executive officers, and other employees of Builders FirstSource or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services in this regard. Builders FirstSource will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation’s expense, to the beneficial owners of the Corporation’s shares.

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Outstanding Stock

The stockholders of record of Builders FirstSource, Inc. Common Stock (“Common Stock”) at the close of business on April 2, 2015 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 98,537,246 outstanding shares of its Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Internet Availability of Proxy Materials

As permitted by the Federal securities laws, Builders FirstSource is making this Proxy Statement, proxy card, and the 2014 Annual Report on Form 10-K (the “2014 Annual Report”) available to all of its stockholders using the “full set delivery” option; however, as in prior years, the Company may elect to use the “notice only” option in the future. A company may use either option, “notice only” or “full set delivery,” for all of its stockholders or may use one method for some stockholders and another method for other stockholders. Pursuant to the rules governing the “full set delivery” option, a company may provide proxy materials in paper form and send them via standard United States mail or, if a stockholder has previously elected, may provide the proxy materials in electronic form and send them via e-mail. In addition to delivering materials to stockholders by mail, the Company is obligated to post all proxy materials on a publicly available website and provide information to stockholders about how to access that website.

Accordingly, each stockholder will receive copies of this Proxy Statement, a proxy card, and the 2014 Annual Report by mail or, if previously agreed to by the stockholder, by e-mail. The Proxy Statement and 2014 Annual Report are also available at www.proxyvote.com with your control number from your proxy card and at www.bldr.com. The proxy materials are being made available to our stockholders on the internet on or about April 28, 2015. The proxy card provides instructions regarding how to vote through the internet.

If you receive more than one set of proxy materials, it means your shares are registered differently and are held in more than one account. To ensure all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.

Voting Procedures

Votes cast by proxy or in person at the meeting will be tabulated by representatives from Broadridge Financial Solutions, Inc. Broadridge Financial Solutions, Inc., or such other person that the Chief Executive Officer appoints in their place, will serve as the Inspector of Election at the annual meeting. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

Proposal 1. Nominees for available director positions of Builders FirstSource are elected by a plurality of the votes cast at the annual meeting. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast. Please see page 5.

Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 5.

If any other matters properly come before the meeting that are not specifically set forth in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting on the matter so proposed, unless otherwise provided in the Corporation’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (the “By-laws”) or the Delaware General Corporation Law. None of the members of our Board have informed the Corporation in writing that they intend to oppose any action intended to be taken by the Corporation.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1. What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. We designated Chad Crow, our President, Chief Operating Officer, and Chief Financial Officer, and Donald F. McAleenan, our Senior Vice President and General Counsel, to act as proxy holders at the annual meeting as to all shares for which proxy cards are returned or voting instructions are provided by internet or telephone.

2. What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to provide a proxy (by voting by phone or internet or, if applicable, by returning a proxy card) designating the proxy holders described above to vote on your behalf.

3. What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

If your shares are registered in your name at our transfer agent, Computershare Shareowner Services LLC, you are a stockholder of record.

If your shares are registered at Computershare Shareowner Services LLC in the name of a broker, bank, trustee, nominee, or other similar stockholder of record on your behalf, your shares are held in street name and you are the beneficial owner of the shares.

4. How do you obtain admission to the annual meeting?

Stockholders of Record. Stockholders of record must bring a government-issued photo identification card to gain admission to the annual meeting.

Street Name Holders. To obtain admission to the annual meeting, a street name holder must (1) bring a government-issued photo identification card and (2) ask his or her broker or bank for a legal proxy and must bring that legal proxy with him or her to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name, and you are issued a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

5. What different methods can you use to vote?

By Written Proxy. Stockholders may vote by mailing the written proxy card.

By Telephone and Internet Proxy. All stockholders of record may also vote by telephone from the U.S., using the toll-free telephone number provided on the proxy card or in the website listed on the proxy card, or by the internet, using the procedures and instructions described in the proxy card. Street name holders may vote by telephone or the internet if their bank, broker, or other stockholder of record makes those methods available. If that is the case, the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement or other notice of the meeting. The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, allow stockholders to vote their shares, and confirm that their instructions have been properly recorded.

In Person. All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in Question 4).

6. What is the record date and what does it mean?

The record date for the annual meeting is April 2, 2015. The record date is established by the Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

7. What are your voting choices for director nominees, and what vote is needed to elect directors?

For the vote on the election of the Class I director nominees to serve until the 2018 annual meeting, stockholders may:

•	vote in favor of all nominees,

•	vote to withhold votes from all nominees, or

•	vote to withhold votes as to specific nominees.

Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions have no effect on Proposal 1. The Board recommends a vote “FOR” each of the director nominees.

8. What is a plurality of the votes?

In order to be elected, a director nominee does not have to receive votes in favor from a majority of the votes cast for directors. Instead, the three nominees elected will be those who receive the most affirmative votes of all the votes cast on Proposal 1 in person or by proxy at the meeting.

9. What are your voting choices on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2015, stockholders may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 2. The Board recommends a vote “FOR” Proposal 2.

10. What if a stockholder does not specify a choice for a matter when returning a proxy card?

Stockholders should specify their choice for each proposal described on the proxy card, if they receive one. However, proxy cards that are signed and returned, but for which no specific instruction is given, will be voted “FOR” all the director candidates listed in Proposal 1 and “FOR” Proposal 2.

11. How are broker non-votes counted?

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on Proposal 1. Broker non-votes will not have any effect on the voting results.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

There are currently ten members of the Board of Directors. Pursuant to the Corporation’s By-laws, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. Accordingly, Proposal 1 seeks the election of three directors to fill the directorships whose terms expire in 2015.

The terms of three directors, Michael Graff, Robert C. Griffin, and Brett N. Milgrim, will expire at the annual meeting in 2015. The Board of Directors has nominated Messrs. Graff, Griffin, and Milgrim for election to a term that will expire at the annual meeting in 2018.

Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors nominated the following directors for election. Each of the following nominees, a current director with a term expiring at the 2015 annual meeting, furnished to the Corporation the following information with respect to his principal occupation or employment and public company directorships:

Class I — Directors with Terms Expiring in 2015

Michael Graff, Director, age 63. Mr. Graff became a director in February of 2006. The Board of Directors affirmatively determined that he qualifies as an independent director. He has served as a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus, LLC since 2003. Mr. Graff is currently involved with the firm’s leveraged buy-out and special situation activities, focusing primarily on the industrial sector. He was President and Chief Operating Officer of Bombardier Aerospace before joining Warburg Pincus. Previously, he was a partner at McKinsey & Company in New York, London, and Pittsburgh. Mr. Graff received an A.B. from Harvard College in economics and an M.S. from the Sloan School of Management at the Massachusetts Institute of Technology. In the last five years, he served on the boards of the following public companies: TransDigm Group Incorporated (current) and Polypore International, Inc. (current). Mr. Graff also currently serves on the boards of directors of Consolidated Precision Products, Extant Components Group Holdings, Inc., QuEST Global Services, and Wencor. The Board believes that, based on the knowledge and experience he obtained as a senior executive officer and his many years as a consultant, Mr. Graff provides sound judgment and excellent perspective on business management to the Board.

Robert C. Griffin, Director, age 67. Mr. Griffin became a director in June of 2005 and is the Chairman of the Audit Committee and a member of the Nominating Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. In March 2002, Mr. Griffin retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. In the last five years, he served on the boards of the following public companies: Commercial Vehicle Group, Inc. (current), The J.G. Wentworth Company (current), and GSE Holding, Inc. (previous). The Board recognizes that Mr. Griffin’s broad experience in the financial and investment world and his service on other public company boards brings a very important perspective to the Board.

Brett N. Milgrim, Director, age 46. Mr. Milgrim became a director in 1999 and is a member of the Compensation Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. From 1997 until early 2011, he was a Managing Director of JLL Partners, Inc. In the last five years, he served on the board of the following public company: PGT, Inc. (current). The Board believes that Mr. Milgrim is extremely knowledgeable regarding all aspects of corporate finance and the capital markets, and this knowledge is of great importance to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS

The background and business affiliations of the Corporation’s other directors, whose terms of service continue beyond 2015, are set forth below:

Class II — Directors with Terms Expiring in 2016

Daniel Agroskin, Director, age 38. Mr. Agroskin became a director in February of 2012. Mr. Agroskin is a Managing Director of JLL Partners, Inc., which he joined in August 2005. The Board of Directors affirmatively determined that he qualifies as an independent director. Prior to that, he worked at JP Morgan Partners, a private equity investment firm, and in Merrill Lynch’s Mergers and Acquisitions Group. He holds a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania. In the last five years, Mr. Agroskin served on the boards of the following public companies: PGT, Inc. (previous) and Patheon, Inc. (previous). Mr. Agroskin is also a director on the boards of American Dental Partners, Inc., Synarc-Biocore Topco Holdings, Inc., Medical Card Systems, Inc., and DPx Holdings B.V. Mr. Agroskin was previously a director on the board of PharmaNet Development Group, Inc. until July 2011. The Board believes Mr. Agroskin’s financial and investment expertise and his experience on other boards of directors provides value to the Company and its stockholders.

Kevin J. Kruse, Director, age 45. Mr. Kruse became a director in February of 2006 and is a member of the Compensation Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. Mr. Kruse has been a partner at Seven Mile Capital Partners LLC since January 2012. He was a managing director of Warburg Pincus, LLC from January 2006 until December 2010 and was employed by Warburg Pincus, LLC since February 2002. Prior to joining Warburg Pincus, LLC, Mr. Kruse was employed by AEA Investors, Inc. Prior to that, he was employed by Bain & Co., Inc., a management consulting firm. In the last five years, Mr. Kruse served on the board of the following public company: Polypore International, Inc. (previous). He also serves on the boards of several private companies. The Board believes Mr. Kruse’s broad experience in investing and his service on the boards of several public companies is a significant asset to the Board.

Floyd F. Sherman, Chief Executive Officer and Director, age 75. Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He also served as President of the Corporation from 2001 until October 2006 and from February 2008 to November 2014. Prior to joining the Corporation, he spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. In the last five years, he served on the board of the following public company: PGT, Inc. (current). The Board believes Mr. Sherman’s role as Chief Executive Officer of the Corporation and his over 40 years of experience in the building products industry make him an essential Board member.

Class III — Directors with Terms Expiring in 2017

Paul S. Levy, Director and Chairman of the Board, age 67. Mr. Levy became a director in 1998. The Board of Directors affirmatively determined that he qualifies as an independent director. Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. In the last five years, he served on the boards of the following public companies: The J.G. Wentworth Company (current), Patheon, Inc. (previous), PGT, Inc. (previous), and IASIS Healthcare LLC (current; privately held company with public filings). The Board believes Mr. Levy’s extensive experience in buying and managing a variety of businesses is of great value to the Board and the Corporation.

David A. Barr, Director, age 51. Mr. Barr became a director in February of 2006. The Board of Directors affirmatively determined that he qualifies as an independent director. Mr. Barr has served as a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus, LLC since January 2001 and is involved in leveraged buy-out and special situations activities in the United States. Mr. Barr was a managing director at Butler Capital and focused on leveraged buy-out transactions for more than 10 years prior to joining Warburg Pincus in 2000. He also previously worked at Goldman Sachs. He received a B.A. in economics from Wesleyan University and an M.B.A. from Harvard Business School. In the last five years, he served on the boards of the following public companies: Aramark Holdings Corporation (current), Neiman Marcus, Inc. (previous), TransDigm Group Incorporated (previous), and Polypore International, Inc. (previous). He also currently serves on the boards of directors of Consolidated Precision Products, Total Safety U.S., Inc., TriMark, Wencor, and Crossmark, Inc. Mr. Barr’s extensive experience in corporate finance and his service on a number of public company boards brings additional depth and perspective to the Board’s deliberations.

Cleveland A. Christophe, Director, age 69. Mr. Christophe became a director in September of 2005 and is the Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. In January 2013, Mr. Christophe retired from US&S, Inc., a supplier of services and materials primarily to various agencies of the U.S. Government. He had been President of US&S, Inc. since 2009. Mr. Christophe is also the Managing Partner of TSG Capital Group, a private equity investment firm, which he founded in 1992. Previously, Mr. Christophe was Senior Vice President of TLC Group, L.P. From 1971 to 1987, Mr. Christophe held numerous senior positions with Citibank, N.A. He has been a Chartered Financial Analyst since 1975. The Board believes Mr. Christophe’s substantial managerial experience, financial expertise, and prior service on public company audit committees position him to make valuable contributions to the Board.

Craig A. Steinke, Director, age 58. Mr. Steinke became a director in June of 2006 and is the Chairman of the Nominating Committee and a member of the Audit Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. Since 2008, he has been an operating partner at Sterling Investment Partners, working with management teams of select portfolio companies. Since June 2013, Mr. Steinke has been the Chief Executive Officer and a director of Service Logic (Sterling investment), a privately-held company specializing in energy management and HVAC services for office buildings, hospitals, data centers, and other commercial buildings on a national scale. From September 2010 until January 2015, Mr. Steinke served as a director and adviser for Lazer Spot Inc. (Sterling investment), which specializes in providing logistics support to Fortune 500 companies. Prior to that, he was President and Chief Executive Officer of GPX International Tire Corporation (Sterling investment), an international manufacturer and distributor of branded industrial and off road equipment tires, and a director of its parent, GPX International, Inc. From 2001 to 2007, Mr. Steinke was President and Chief Executive Officer of Eagle Family Foods, Inc., a consumer products company in the food industry. Prior to his appointment as CEO in 2001, he served as Chief Financial Officer of Eagle Family Foods from 1998 to 2001. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a significant natural resource company, and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke is a C.P.A. and was employed by Arthur Andersen & Co. In the last five years, he served on the board of the following public company: GSE Holding, Inc. (previous). He also currently serves on the board of directors of Alliance Tires Americas, Inc. The Board recognizes that Mr. Steinke’s extensive experience at the senior executive management level allows him to make significant contributions to the development of the Corporation’s business strategy.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Board Purpose and Structure

The mission of the Board is to provide strategic guidance to the Corporation’s management, to monitor the performance and ethical behavior of the Corporation’s management, and to maximize the long-term financial return to the Corporation’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board consists of ten directors.

Director Independence

The Board of Directors is comprised of one management director, Mr. Sherman, who is the Corporation’s CEO, and nine non-management directors. In 2015, our Board of Directors affirmatively determined that Messrs. Levy, Agroskin, Barr, Christophe, Graff, Griffin, Kruse, Milgrim, and Steinke are “independent” under the director independence criteria adopted under the Nasdaq Marketplace Rules (the “Nasdaq Rules”). In addition, our Board of Directors affirmatively determined that Messrs. Christophe, Griffin, and Steinke are “independent” under the SEC’s standards for independent audit committee members and that Messrs. Christophe, Kruse, and Milgrim are “independent” under the SEC’s standards for independent compensation committee members. As a result, the Nominating Committee and the Audit Committee, which both consist of Messrs. Steinke, Christophe, and Griffin, and the Compensation Committee, which is composed of Messrs. Christophe, Kruse, and Milgrim, are comprised solely of independent directors.

As part of its annual evaluation of director independence, the Board examined, among other things, whether any transactions or relationships exist currently, or existed during the past three years, between each independent director and the Corporation or its subsidiaries, affiliates, equity investors, or independent registered public accounting firm (the “auditors”). If such transactions or relationships exist, the Board reviews the nature of those transactions or relationships, including under the relevant Nasdaq and SEC standards, to determine whether those transactions or relationships would impair such director’s independence. The Board also examined whether there are, or have been within the past year, any transactions or relationships between each independent director and members of the senior management of Builders FirstSource or its affiliates. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Levy, Agroskin, Barr, Christophe, Graff, Griffin, Kruse, Milgrim, and Steinke is independent under those criteria. Each year, the independent directors meet in regularly scheduled executive sessions outside the presence of management representatives. Interested parties, including stockholders, may communicate with the Chairman or the independent directors as a group through the process described in this Proxy Statement under the heading “Policy on Stockholder-Director Communications.”

Throughout 2014, we were a “controlled company” for purposes of Rule 5615(c) of the Nasdaq Rules by virtue of the fact that JLL Building Holdings, LLC and Warburg Pincus Equity IX, L.P., who publicly filed a notice that they are acting as a group pursuant to the Schedule 13D Amendment No. 6 filed by Building Products, LLC on June 24, 2010, collectively held in excess of 50% of the outstanding voting power of our outstanding Common Stock. As a controlled company, we were exempt from the provisions of the Nasdaq Rules that require us to have a board of directors comprised of a majority of independent directors and to maintain compensation and nominating committees comprised solely of independent directors. In 2015, we ceased to be a controlled company. At that time, the Board re-evaluated the independence of all the directors, other than Mr. Sherman, and determined that each of such directors was independent and that each of the Board’s committees was comprised solely of independent directors.

Board Meetings and Attendance

In 2014, our Board of Directors met four times, our Audit Committee met nine times, our Compensation Committee met three times, and our Nominating Committee met four times, including regularly scheduled and special meetings. During 2014, each of the Corporation’s incumbent directors attended at least 75% percent of the combined meetings of the Board and any committee on which he served. Pursuant to the Builders FirstSource, Inc. Policy on Director Attendance at Annual Meetings of Stockholders (available on the Governance section of our website), all directors are strongly encouraged to attend the annual meeting in person. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chairman of the Board in advance of such meeting. In 2014, one member of the Board attended our annual meeting in person and seven members were available by conference call.

Board Leadership Structure and Role in Risk Oversight

The Board is led by the Chairman of the Board, Paul Levy, who is affiliated with JLL Partners, Inc. Floyd Sherman, the Corporation’s Chief Executive officer and the only employee Director, does not have any formal leadership role with the Board. Mr. Levy takes a leading role in establishing the timing, agenda, and procedure of Board meetings. However, each of the Directors actively participates in guiding the actions of the Board. The Board has determined that this leadership structure is appropriate and effective due to the Board’s size, the working relationship that has developed between the Directors as a result of their length of service on the Board, and the significant experience that the members of the Board have as directors and members of senior management with other companies.

The Corporation’s Board of Directors recognizes that, although day-to-day risk management is primarily the responsibility of the Corporation’s management team, the Board plays a critical role in the oversight of risk management. In that light, the Board is active, as a whole and also at the committee level, in reviewing management’s assessment of the major risks facing the Corporation and management’s processes for monitoring and controlling these risks. The Board regularly receives information from senior management regarding the Corporation’s financial results, credit, liquidity, operations, and other matters, as well as reports from the Corporation’s Audit Committee and Compensation Committee. During its review of such information, the Board discusses and analyses risks associated with each area, as well as risks associated with new business ventures and those relating to the Company’s executive compensation plans and arrangements. The Board assumes ultimate responsibility for ensuring that the Corporation’s management adequately assesses the risks facing the Corporation and appropriately manages those risks.

The Audit Committee is specifically responsible for overseeing and monitoring the quality and integrity of the Corporation’s financial reports and other financial information provided to its stockholders. This includes reviewing the results of management’s risk assessment and compliance with management policies as they relate to financial reporting. The Audit Committee also monitors the Corporation’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure, including financial reporting controls, operational risks, pending litigation, employee issues, and issues arising from complaints to the Corporation’s hotline and other risk detection mechanisms.

The Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Corporation. After conducting its evaluation, the Compensation Committee concluded that the Corporation’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation.

Audit Committee

The Audit Committee is composed of three independent directors (as that term is defined by the Nasdaq Rules and SEC regulations), Messrs. Christophe, Griffin, and Steinke. Mr. Griffin serves as the Chairman of the Audit Committee. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. Messrs. Christophe, Griffin, and Steinke were also designated by the Board as audit committee “financial experts” under the SEC’s guidelines. The Board further determined that Messrs. Christophe, Griffin, and Steinke meet the independence standards of both the SEC regulations and the Nasdaq Rules for audit committee members. The Board adopted an amended charter for the Audit Committee on October 25, 2010. A copy of this charter is available on the Governance section of our website at www.bldr.com. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The primary function of the Audit Committee is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Corporation’s financial reports and other financial information provided by the Corporation to its stockholders, the public, and others, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the auditors’ qualifications, independence, and performance, and (iv) the performance of the Corporation’s internal audit function, including its internal control systems. The Audit Committee’s functions include preparation of the audit committee report included in this Proxy Statement. The Audit Committee is also annually required to evaluate its performance and review and assess the adequacy of its charter.

Compensation Committee

The Compensation Committee is composed of three independent directors, Messrs. Christophe, Kruse, and Milgrim. Mr. Christophe serves as the Chairman of the Compensation Committee. The Board adopted an amended charter for the Compensation Committee on April 15, 2015. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The Compensation Committee is charged with (i) annually reviewing and recommending to the Board, for the Board’s approval, all Corporation goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) annually evaluating the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives, (iii) annually reviewing and recommending to the Board for its approval the Chief Executive Officer’s base salary, incentive compensation levels, and perquisites and other personal benefits based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance relative to the Corporation’s goals and objectives, (iv) annually reviewing, evaluating, and recommending to the Board for its approval the base salary level, incentive compensation levels, and perquisites and other personal benefits of the other executive officers of the Corporation, (v) reviewing and making recommendations to the Board regarding any employment, severance, or termination arrangements to be made with any executive officer of the Corporation, (vi) making recommendations to the Board with respect to awards under the Corporation’s incentive compensation plans and equity-based compensation plans, (vii) making regular reports to the Board concerning the activities of the Compensation Committee, (viii) performing an annual performance evaluation of the Compensation Committee, and (ix) performing other activities as the Compensation Committee or Board may deem appropriate. The Compensation Committee may delegate authority to subcommittees when appropriate. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in the “Compensation Discussion and Analysis” later in this Proxy Statement.

Nominating Committee

The Nominating Committee is composed of three independent directors, Messrs. Steinke, Christophe, and Griffin. Mr. Steinke serves as the Chairman of the Nominating Committee. The Board adopted an amended charter for the Nominating Committee on February 14, 2012. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The purpose of the Nominating Committee is to (i) identify and evaluate individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, (iii) recommend to the Board the directors to be appointed to each committee of the Board, and (iv) evaluate and make recommendations to the Board regarding (a) the eligibility criteria for receipt of compensation as a director and (b)  the appropriate compensation to be paid to eligible members of the Board and to members of Board committees.

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Corporation to the members of the Board of Directors of the Corporation for all services in all capacities during 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Daniel Agroskin(2)	—	—	—
David A. Barr(2)	—	—	—
Cleveland A. Christophe	80,000	49,996	129,996
Michael Graff(2)	—	—	—
Robert C. Griffin	85,000	49,996	134,996
Kevin J. Kruse	55,000	49,996	104,996
Paul S. Levy(2)	—	—	—
Brett N. Milgrim	55,000	49,996	104,996
Floyd F. Sherman(3)	—	—	—
Craig A. Steinke	65,000	49,996	114,996

(1)	Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2014. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.
(2)	Messrs. Agroskin, Barr, Graff, and Levy do not qualify as Eligible Directors under the Corporation’s Amended and Restated Director Compensation Policy, as described below.
(3)	As an employee of the Corporation, Mr. Sherman does not receive any compensation for his service as a director. The compensation he receives as an employee is set forth in “Executive Compensation and Other Information” below.

The following table shows the total number of shares of common stock underlying restricted stock units held as of December 31, 2014:

Name	Number of Shares Underlying Restricted Stock Units
Christophe	8,431
Griffin	8,431
Kruse	8,431
Milgrim	8,431
Steinke	8,431

Director Compensation Program

Under the Amended and Restated Director Compensation Policy, directors are entitled to compensation for their service on the Board if they were neither (i) concurrently employed in any capacity by the Corporation or any of its subsidiaries nor (ii) unless otherwise determined by the Nominating Committee, concurrently employed by or affiliated with (a) JLL Partners, JLL Associates G.P. V, L.L.C, or JLL Building Holdings, LLC or any of their affiliates or (b) Warburg Pincus & Co., Warburg Pincus LLC, or Warburg Pincus Private Equity IX, L.P. or any of their affiliates. For purposes of the policy, “affiliate” has the meaning given to it in Rule 12b-2 promulgated under the Exchange Act. The directors who meet these standards (“Eligible Directors”) receive an annual cash retainer of $50,000, payable quarterly.

Directors receive annual fees for serving on the Board’s committees, but do not receive separate per meeting fees for attending Board or committee meetings. The annual fees for serving on the Board’s committees are as follows:

Committee	Chairman Fee	Member (non-Chairman) Fee
Audit Committee	$30,000	$5,000
Compensation Committee	$20,000	$5,000
Nominating Committee	$10,000	$5,000

Eligible Directors also receive annual grants of restricted stock units. The number of shares underlying these awards is determined by dividing a dollar value ($50,000 per year) by the fair market value of our Common Stock on the date of grant. These awards vest in full on the earlier of the first anniversary of the grant date or upon such director’s cessation of service due to death, disability, or retirement. If a new Eligible Director joins the Board, or if an existing director’s status changes to allow him or her to qualify as an Eligible Director, that director will receive a grant of restricted stock units on a prorated basis for the remainder of the current director compensation year (August 1 to July 31).

We do not compensate directors for any period of service in which they are not Eligible Directors.

No Material Proceedings

As of April 15, 2015, there are no material proceedings to which any director, executive officer, or affiliate of the Corporation or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Corporation or any of its subsidiaries or (ii) has a material interest adverse to the Corporation or any of its subsidiaries.

Mr. Steinke was the President and Chief Executive Officer of GPX International Tire Corporation, which filed for voluntary bankruptcy on October 1, 2009 with the support of its senior lenders to effectuate sales of its businesses under Section 363 of the United States Bankruptcy Code. The United States Bankruptcy Court approved the sales in December 2009, and the sales were consummated in January 2010.

CORPORATE GOVERNANCE

Builders FirstSource is committed to conducting its business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. To that end, the Board of Directors approved a comprehensive system of corporate governance documents. These documents are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers, and employees in governing the Corporation and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics

Builders FirstSource and its subsidiaries endeavor to do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. Our Board of Directors approved a Code of Business Conduct and Ethics that applies to the Corporation’s directors, officers (including our principal executive officer, principal financial officer, and controller), and employees. Our Code of Business Conduct and Ethics is administered by the Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments. Our employees are encouraged to report any suspected violations of laws, regulations, or the Code of Business Conduct and Ethics and all unethical business practices. We provide a continuously monitored hotline for anonymous reporting by employees. Our Board of Directors also approved a Supplemental Code of Ethics for Chief Executive Officer, President, and Senior Financial Officers of Builders FirstSource, Inc., which is administered by our General Counsel. Both policies can be found on the Governance section of our corporate website at www.bldr.com. Stockholders may request a free copy of these policies by contacting the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

In addition, within four business days of:

•	any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, or Controller, or

•	the grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted, and the date of the waiver) on our website at the internet address above. Such information will be available on our website for at least a 12-month period. In addition, we will disclose any amendments and waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the Nasdaq Rules.

By-law Provisions on Stockholder Nominations of Director Candidates

Builders FirstSource’s By-laws provide that no director candidate may be nominated by a stockholder for election at a meeting unless the stockholder (i) has delivered to the Corporate Secretary, within the time limits described in the By-laws, a written notice containing the information specified in the By-laws and (ii) was a stockholder of record (a) at the time such notice was delivered to the Corporate Secretary and (b) on the record date for the determination of stockholders entitled to notice and to vote at the meeting at which such director is standing for election. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2016 annual meeting in accordance with the Corporation’s By-laws, the required written notice must be received by our Corporate Secretary on or after January 28, 2016, but no later than February 27, 2016. Only individuals nominated in accordance with the procedures set forth in the By-laws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail at inforequest@bldr.com. The foregoing is subject to the Corporation’s obligations under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Corporation’s proxy statements, which is further described below in “Stockholder Proposals.”

Policy on Stockholder Recommendations for Director Candidates

The Nominating Committee adopted a Policy on Stockholder Recommendations for Director Candidates to describe the process by which the Nominating Committee (in preparing their recommendation of director nominees to the Board) will consider candidates for director recommended by stockholders in accordance with the Corporation’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates is available on the Governance section of our website at www.bldr.com. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and record address of the stockholder and evidence of such stockholder’s ownership of the Corporation’s stock, including the number of shares owned and the length of time of ownership,

•	Whether the stockholder intends to appear in person or by proxy at the meeting to make the nomination,

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is made,

•	The name, age, residence, business address, and principal occupation of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director of the Corporation; the number of shares of the Corporation’s stock, if any, owned beneficially or of record by the candidate; and the candidate’s consent to be named as a director if selected and nominated by the Board, and

•	Any other information relating to either the stockholder or the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder recommendation and information described above must be sent to the Corporate Secretary, at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 and must be delivered to, or mailed and received by, the Corporate Secretary (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that if the annual meeting is called for a date not within thirty (30) days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first) and (ii) in the case of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Policy on the Director Nomination Process

The Nominating Committee adopted a Policy on the Director Nomination Process that describes the process followed by the Nominating Committee to identify, evaluate, and recommend future director candidates for selection by the full Board. A current copy of the Policy on the Director Nomination Process is available on the Governance section of our website at www.bldr.com.

The Nominating Committee believes the minimum qualifications for serving as a director of the Corporation are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Corporation and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, character, judgment, age, independence, corporate experience, length of service, diversity of background and experience, conflicts of interest, and commitments, including, among other things, service on the boards (or comparable governing bodies) of other public companies, private business companies, or similar organizations, and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Corporation, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, or the Nasdaq Rules.

A nominee for director should have an understanding of the workings of large business organizations such as the Corporation, as well as the ability to make independent, analytical judgments, the ability to communicate effectively, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. In addition, the Nominating Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and the Corporation.

The Nominating Committee will identify potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons meeting the criteria described above. The Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described further in the Corporation’s Policy on Stockholder Recommendations for Director Candidates, the Nominating Committee will also consider candidates recommended by stockholders.

Once a person is identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Nominating Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate and review the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering. In certain instances, the Nominating Committee may conduct one or more interviews with the candidate, contact one or more references provided by the candidate, or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The evaluation process conducted by the Nominating Committee does not vary based on whether or not a candidate is recommended by a stockholder, although the Nominating Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Nominating Committee considers diversity of background and experience as one of several factors set forth in the Policy on the Director Nomination Process that it takes into account in evaluating a potential director candidate’s qualifications. The Nominating Committee considers all types of diversity in making this determination. The Nominating Committee will generally evaluate the effectiveness of the Policy on the Director Nomination Process annually, including those sections dealing with diversity of background and experience, but does not have a formal review process covering diversity.

Policy on Stockholder-Director Communications

The Policy on Stockholder-Director Communications describes the process for stockholders to send communications to the Board. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the non-management directors as a group, any Board committee, or any chair of any such committee) in writing by mail or overnight service or electronically. To communicate with the Board of Directors, any individual directors, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to the Corporation in care of the Corporate Secretary at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. A current copy of the Policy on Stockholder-Director Communications is available on the Governance section of our website at www.bldr.com.

All communications received will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to the business and operation of the Corporation and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or promotions of a political or similar agenda will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Auditor Services Pre-Approval Policy

Our Audit and Non-Audit Services Pre-Approval Policy, available on the Governance section of our website at www.bldr.com, defines the principles and procedures followed by the Audit Committee in pre-approving audit and non-audit services performed by the Corporation’s independent registered public accounting firm.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

In the discussion that follows, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The persons who served as our Chief Executive Officer and Chief Financial Officer during 2014, as well as the other individuals named in the “Summary Compensation Table,” are referred to as the “named executive officers” or “NEOs” throughout this Proxy Statement.

Executive Summary

After a significant increase in homebuilding activity in 2013, the pace of the housing recovery slowed somewhat in 2014. U.S. single-family housing starts were up 15.5% and 4.8% in 2013 and 2014, respectively. The Company’s revenue growth during this period outpaced the growth rate of single-family housing starts, with our sales increasing 39.2% and 7.7% in 2013 and 2014, respectively, compared to the prior year. In this environment, our Compensation Committee made some important decisions regarding executive compensation during 2014, including the following:

•	After determining that the base salary of Mr. Sherman, our CEO, was below market (based on market comparison with our Peer Group, as described below), the Compensation Committee increased his salary to $800,000, a 28% increase, effective April 5, 2014.

•	The Committee increased Mr. Crow’s base salary to $600,000, a 41% increase, upon his promotion to President and Chief Operating Officer in November 2014. Mr. Crow also continues in his role as our Chief Financial Officer.

•	The Committee did not raise the salaries of our other executive officers as part of the Company’s ongoing expense control program.

•	The Compensation Committee and the Board decided to implement a revised performance-based annual incentive bonus program for corporate managers, including our NEOs, which we refer to as the Corporate Incentive Plan. As described in more detail below, the Corporate Incentive Plan provided our NEOs with an opportunity to earn an annual incentive based on (i) the amount of Adjusted EBITDA produced by the Company in 2014; (ii) the level of working capital as a percentage of sales achieved by the Company for the year; and (iii) a discretionary component based on individual performance.

•	The Company produced its best financial performance in several years in 2014. As a result, each of the NEOs received a 2014 annual incentive award equal to 65.1% of their base salary for the year.

•	In February and June 2014, the Compensation Committee issued new equity awards to key managers, including our NEOs, in order to promote retention and provide incentive to management to maximize performance in a highly competitive operating environment. Prior to these grants, the Committee had not issued new equity awards to our NEOs since 2010.

Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on May 21, 2014, over 99% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2014 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

At the annual meeting of stockholders on May 25, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur once every three years. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation once every three years until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Compensation Principles

Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our executive compensation program has historically been guided by several key principles:

•	Our compensation program should provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

•	Our compensation program should provide incentives to our executive officers to achieve key financial objectives set by the Board of Directors.

•	Our compensation program should provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program.

•	Our compensation program should align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.

2014 Executive Compensation Process

Role of the Compensation Committee. Under its charter, the Compensation Committee is responsible for designing our executive compensation program and assisting the Board in discharging its responsibilities relating to executive compensation. As part of its evaluation process, the Committee reviewed compensation information from various sources, including data compiled from certain members of our management team. In January 2014, the Compensation Committee approved, and recommended to our Board of Directors for its ratification, the 2014 compensation program for our NEOs.

Role of Executives. Our CEO, CFO and General Counsel, as well as members of our Legal and Finance Departments, assisted the Compensation Committee and the Board in gathering the information needed for their respective reviews of our 2014 executive compensation program. The Compensation Committee and the Board also considered our CEO’s recommendations for our executive officers (other than himself) with respect to the 2014 compensation program.

Role of Compensation Consultants. In 2013, the Committee retained Meridian Compensation Partners, LLC (“Meridian”), and subsequently Veritas Executive Compensation Consultants (“Veritas”), to perform a comprehensive review of our executive compensation program and to conduct market compensation comparisons for our executive officers in order to assist the Committee in designing our 2014 executive compensation program. The Committee met with Meridian in 2013 and, subsequently, with Veritas on multiple occasions throughout 2014, reviewed their reports, and considered their advice in connection with structuring our 2014 compensation program.

Market Comparisons. Using data provided by Meridian and Veritas, in 2013 the Compensation Committee examined the competitiveness of our compensation programs to determine how our compensation levels compare to our overall philosophy and target markets. The Committee relied, in part, on proxy compensation data for individual companies, as well as published survey data, which allowed for a broader comparison to similar positions at both private and public companies.

In our case, peer selection is somewhat difficult due to the lack of publicly-traded companies with whom we compete and the absence of available data for privately-held competitors. Therefore, we have expanded our peer group to include additional publicly-traded building products companies of generally similar size that serve additional end markets to provide a proxy for the market in which we compete for executive talent. Peer selection is primarily focused on size based on revenues and market capitalization because these metrics provide a reasonable point of reference for comparing like positions and scope of responsibility. In reviewing market competitiveness and setting compensation levels for 2014, the primary peer group (our “Peer Group”) included:

American Woodmark Corporation	Louisiana-Pacific Corporation

Apogee Enterprises, Inc.	NCI Building Systems Inc.

Beacon Roofing Supply Inc.	Nortek Inc.

Bluelinx Holdings Inc.	Patrick Industries Inc.

Cavco Industries Inc.	Quanex Building Products

DXP Enterprises	Simpson Manufacturing Inc.

Gibraltar Industries Inc.	Stock Building Supply Holdings

Griffon Corporation	Trex Company Inc.

Headwaters Inc.	Universal Forest Products Inc.

Our market comparison analysis consisted of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. These components were measured against data gathered from the proxy statements of the Peer Group as well as from the published surveys. The companies evaluated in the market surveys are not individually identifiable for a particular executive position, and, therefore, we did not benchmark against any particular company in this regard, but rather used this information to obtain a general understanding of current compensation practices.

Role of the Board of Directors. The Board of Directors is responsible for reviewing and ratifying the decisions and recommendations of the Compensation Committee regarding our executive compensation program. In February 2014, after considering the decisions and recommendations of the Compensation Committee, the Board ratified the 2014 executive officer compensation program.

Elements of our Compensation Program

Components of Compensation. There are three main components of our executive compensation program:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

Reflecting our philosophy to focus on direct (rather than indirect) compensation as the most appropriate means to attract and retain key executive talent, and seeking to maintain an egalitarian culture, we provide very few special benefits to our executive officers that are not generally available to all of our salaried employees. For example, the Board offers no perquisites to our executive officers other than auto allowances and no retirement benefits beyond our company-wide 401(k) plan.

The following sections describe in greater detail each of the elements of our executive compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salary is designed to compensate the executive officers for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we generally consider each executive’s role and responsibilities, unique skills, the salary levels for similar positions in our target market, and internal pay equity.

•	In early 2014, the Committee and the Board increased Mr. Sherman’s salary to $800,000, a 28% increase. The Committee implemented this raise because (i) the Company’s financial performance had substantially improved in 2013 over the prior year, and (ii) the Committee determined, based on the Meridian compensation review, that Mr. Sherman’s salary was below the median of companies included in the Peer Group. After this increase, Mr. Sherman’s salary was above the 75th percentile of our Peer Group. However, assuming that the higher salary had instead been implemented at the beginning of 2013, Mr. Sherman’s total cash compensation for that year (salary plus annual bonus) would have been below the 25th percentile of our Peer Group. Prior to this salary increase in 2014, and a 4.2% raise in 2013, the Committee had not increased Mr. Sherman’s salary (at his request) since he joined the Company in 2001.

•	In November 2014, the Committee and the Board increased Mr. Crow’s salary to $600,000, a 41.2% increase, upon his promotion to President and Chief Operating Officer. Mr. Crow also continues to serve in his role as our Chief Financial Officer. In determining the amount of Mr. Crow’s salary increase, the Committee considered the market comparison surveys conducted by Meridian and Veritas, and assessed Mr. Crow’s role and responsibilities, individual performance, and salary relative to other NEOs.

•	The Committee did not raise the salaries of our other executive officers as part of our ongoing expense control program.

Annual Cash Incentives

We provide annual cash bonus opportunities to our executive officers, which are designed to reward the achievement of financial results measured over the current fiscal year. The Compensation Committee selects the financial performance goals applicable to the annual incentive program, which may be based on one or more stockholder-approved performance criteria under our 2014 Incentive Plan, as amended. In addition, in order to provide a mechanism to reward individual performance and to facilitate retention of key executives, a portion of each NEOs annual cash incentive bonus award has historically been payable at the Board’s discretion.

2014 Management Incentive Plan. For 2014, the Committee implemented a revised annual cash incentive program for its corporate office managers (the “2014 Corporate Incentive Plan” or the “2014 Plan”), in which the NEOs participated. The bonus amounts that could be earned by our NEOs under the 2014 Plan ranged from 0% (for performance below threshold levels) to a maximum of 150% (for performance above target levels) of their respective base salaries. Under the 2014 Plan, 90% of a participant’s bonus potential is based on the Company’s 2014 financial performance.

The 2014 Corporate Incentive Plan provided for bonuses based on the following metrics:

•	Adjusted EBITDA — 70% weighting,

•	Working Capital as a Percentage of Sales — 20% weighting, and

•	Discretionary factors — 10% weighting.

The Committee chose Adjusted EBITDA and Working Capital as a Percentage of Sales as the financial performance goals under the 2014 Corporate Incentive Plan because it believed that these are the most critical metrics in terms of managing the Company’s business and measuring its financial and operating performance.

Adjusted EBITDA Metric. The 2014 Plan established a corporate office bonus pool (the “Bonus Pool”) based on the amount of Adjusted EBITDA earned by the Company for the year. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, as adjusted for other non-recurring and/or non-cash items. The Bonus Pool was approved to be funded in an amount equal to a designated percentage of annual consolidated Adjusted EBITDA, with the designated percentage increasing as 2014 Adjusted EBITDA increased, as follows:

•	4.55% of the first $50 million, or up to $2,275,000,

•	5.20% of the next $50 million ($50 to $100 million), or up to an additional $2,600,000,

•	5.85% of the next $50 million ($100 to $150 million), or up to an additional $2,925,000,

•	6.50% of the next $50 million ($150 to $200 million), or up to an additional $3,250,000, and

•	7.15% of any amount above $200 million.

The 2014 Plan provided that no bonuses would be earned under the Adjusted EBITDA component unless the Company achieved more than 50% of its Adjusted EBITDA target for the 2014 fiscal year as set by the Board of Directors. The allocation of the Bonus Pool among participants was determined as follows: (i) each participant’s Adjusted EBITDA bonus eligibility amount was set at a percentage of salary, determined based on the participant’s salary level; (ii) each participant’s Adjusted EBITDA bonus eligibility amount was divided by the sum of all participants’ Adjusted EBITDA bonus eligibility amounts; and (iii) the resulting percentage was multiplied by the Bonus Pool dollars to determine a participant’s payment for this portion of the Plan. For 2014, based on the above formula, the following percentages of the Bonus Pool were allocated to our executive officers:

•	Floyd Sherman — 8.9%,

•	Morris Tolly — 5.2%,

•	Chad Crow — 4.7%, and

•	Don McAleenan — 4.5%.

The Committee chose Adjusted EBITDA as the primary financial performance metric under the 2014 Corporate Incentive Plan because it believes that this criterion provides an effective incentive to maximize financial performance in various market environments and closely aligns management awards with the financial interests of stockholders.

The Company produced its best financial performance in several years in 2014, with approximately $66.8 million in Adjusted EBITDA. As a result, our NEOs earned bonuses under the Adjusted EBITDA component of the 2014 Plan equal to approximately 37% of their respective salaries. The Adjusted EBITDA-related bonus amounts paid to our NEOs for 2014 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this Proxy Statement.

Working Capital Metric. Working capital is a measurement of the Company’s operating liquidity and includes dollars invested in accounts receivable, product inventories and accounts payable. The Committee set the Working Capital as a Percentage of Sales target under the 2014 Plan at 10%, because that matched the Company’s budgeted working capital target for the year. If the actual working capital percentage for the year was lower than the goal, the bonus payment would increase; if the actual working capital percentage was higher than the goal, the bonus payment would decrease. Under the 2014 Plan, the Company had to achieve at least 80% of the 2014 working capital target (or a minimum of 12% Working Capital as a Percentage of Sales) to trigger any payment. The Company achieved a 9.7% Working Capital as a Percentage of Sales metric for 2014, exceeding its target of 10%. As a result, our NEOs earned 103% of their working capital-related bonuses, or 20.6% of their respective salaries for the year. The working capital-related bonus amounts paid to our NEOs for 2014 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this Proxy Statement.

Discretionary Individual Performance Component. The Compensation Committee believes that the ability to incentivize individual achievement by executives is important to the Company’s success. In addition, the Committee believes it is critical to have the ability to offer market competitive compensation and to retain key personnel even if overall financial results don’t meet expectations. The discretionary component of the bonus program is intended to provide the Committee with a mechanism to address these goals. For 2014, the Committee determined that our NEOs would be eligible for a maximum discretionary payment of up to 10% of their base salary, but subject to the caps described below based on the Company’s level of Adjusted EBITDA. The Committee did not include specific performance criteria in the 2014 Corporate Incentive Plan that would determine the amount of discretionary bonus paid to a participant.

The 2014 Plan provided that payment of the discretionary portion of a participant’s bonus (maximum of 10% of salary in the case of our NEOs) would be subject to various caps depending on the amount of EBITDA earned by the Company for the year, as follows:

Adjusted EBITDA	Maximum Discretionary Bonus
Less than $50 million	50% of Maximum Discretionary Bonus Component
$50 to $75 million	75% of Maximum Discretionary Bonus Component
More than $75 million	100% of Maximum Discretionary Bonus Component

Since the Company earned approximately $66.8 million of Adjusted EBITDA for 2014, the maximum discretionary bonus for Plan participants, including our NEOs, was 75% of their individual discretionary bonus component (i.e. 75% of the maximum 10% discretionary component bonus, or 7.5%). In early 2015, the Committee decided to award the full 7.5% discretionary bonus opportunity for 2014 to all Plan participants, including our NEOs. The Committee made this decision in view of (i) the improved financial performance of the Company in 2014; (ii) the closing of five acquisitions in a period of six months during the year, which required extensive work on the part of our NEOs and other corporate managers; and (iii) the desire to retain key managerial personnel in an increasingly competitive environment. Each of the executive officers received discretionary bonus payments equal to 7.5% of their 2014 base salary. The “discretionary” bonus amounts paid to our NEOs for 2014 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this Proxy Statement.

2014 Corporate Incentive Plan Results. As noted above, (i) the Company earned approximately $66.8 million in Adjusted EBITDA for 2014; (ii) the Company exceeded its Working Capital as a Percentage of Sales target of 10%; and (iii) the Committee decided to award the full 7.5% maximum discretionary bonus amount under the 2014 Plan to all participants for the reasons outlined above. As a result, our NEOs received aggregate bonuses equal to approximately 65.1% of their respective base salaries under the 2014 Corporate Incentive Plan.

As noted above, in accordance with our pay-for-performance compensation philosophy, bonus awards under the 2014 Plan were highly correlated with the level of Adjusted EBITDA (70% weighting) earned by the Company for the year and the Working Capital as a Percentage of Sales amount (20% weighting) achieved by the Company in 2014.

Long-Term Equity Incentives

A key component of our executive compensation program consists of rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. We believe that long-term incentive compensation performs an essential role in attracting and retaining talented executives and providing them with incentives to maximize stockholder value.

Stock options and restricted stock unit awards are the primary long-term incentive vehicles that we use in our executive compensation program. These award vehicles have been selected by the Compensation Committee due to their retention value and the performance link to our stock price. As noted above, in February and June 2014, the Compensation Committee issued significant new equity awards to key managers, including our NEOs, in order to promote retention and provide incentive to management to maximize performance in a highly competitive operating environment. The Committee was particularly concerned about retention in view of the ongoing housing recovery and competitors’ continuing recruitment efforts aimed at our key managers. The Committee believed that time-vested equity awards would serve as a critical retention mechanism. The Committee also determined that the grant of significant new equity awards was appropriate because (i) no equity awards had been issued to our NEOs since 2010; (ii) our executives’ overall compensation packages had been substantially limited over the past several years as a result of the housing downturn and the Company’s expense reduction program; and (iii) the Company does not offer to our NEOs any long-term cash-based profit-sharing program or other types of long-term incentive programs.

In determining the equity awards to each executive officer, the Committee (i) considered the market comparison surveys conducted by Meridian and Veritas, and (ii) engaged in a subjective assessment of each NEO based on several factors, including the NEOs scope of job responsibilities, individual performance, historical award data, internal pay equity, and total potential rewards from other elements of compensation. The Committee also met with our CEO and considered his recommendations for equity awards to each NEO (other than himself) and other key managers. The awards granted vest in equal installments over a four-year period. These awards are reflected in the “2014 Grants of Plan-Based Awards” table later in this Proxy Statement.

Executive Benefits and Perquisites

The Company seeks to maintain an egalitarian culture in its facilities and operations. The Company does not provide its officers with parking spaces or separate dining facilities or country club memberships. Company-provided air travel for officers is for business purposes only. The Company’s health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs, except that employees making over $100,000 annually make higher monthly contributions for their health insurance benefits.

The Company offers no perquisites to our executives, including the named executive officers, other than auto allowances to certain individuals. Otherwise, our executives are eligible for the same benefits as all other employees. The perquisites and other benefits provided to our named executive officers are set forth in the “All Other Compensation” column of the “Summary Compensation Table” later in this Proxy Statement.

Post-Termination Compensation

The Board believes that severance benefits are necessary in order to attract and retain the caliber and quality of executive that the Company needs in its most senior positions.

The Company has entered into employment agreements with Messrs. Sherman, Crow, Tolly and McAleenan. The terms of these agreements are described under the caption “Employment Agreements” later in this Proxy Statement. These agreements provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. The Board considered the advisability of using employment agreements with its executive officers and determined that they are in the best interests of the Company insofar as they permit the Company to achieve its goals of attracting and retaining the best possible executive talent while obtaining post-employment non-competition and non-solicitation covenants from executive officers.

Under the terms of their employment agreements, Messrs. Sherman, Crow, Tolly and McAleenan are entitled to certain severance benefits in the event their employment is terminated by the Company without “cause” or by the NEO under certain circumstances, as described in the employment agreements. These severance benefits include salary continuation for a period of one year (for Messrs. Crow, Tolly and McAleenan) or up to two years (for Mr. Sherman, depending on termination date and the expiration date of the then-current term of his agreement), continuation of health and welfare benefits during this period, and a payment equal to the average annual bonus amount paid to the executive for the prior two fiscal years (for Messrs. Crow, Tolly and McAleenan). These severance benefits are described under the caption “Potential Payments Upon Termination or Change in Control” later in this Proxy Statement.

Retirement / Post-Employment Benefits

The Company does not provide any retirement programs or benefits to its NEOs other than its 401(k) program, which is available to all employees. This is consistent with our emphasis on direct compensation and our philosophy of maintaining an egalitarian culture.

Equity Grant Practices

The Board’s historical practice has been to grant equity awards to our NEOs following the release of earnings in February. However, in June 2014, the Committee and the Board issued restricted stock units to our NEOs and other key managers following adoption of the 2014 Incentive Plan at our annual shareholder meeting. These restricted stock units are reflected in the “2014 Grants of Plan-Based Awards” table later in the Proxy Statement. We do not engage in the practice of timing grants with the release of non-public information. We utilize the closing price on the grant date to establish the exercise price of stock options under our equity plans.

Tax Deductibility Policy

The Board of Directors has carefully considered the implications of Section 162(m) of the Internal Revenue Code. The Board of Directors believes tax deductibility of compensation is an important consideration. Accordingly, the Board of Directors, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs.

The Board of Directors also reserves flexibility, where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m). The Board of Directors will continue to review the Company’s executive compensation practices to determine which elements of executive compensation qualify as “performance-based compensation” under the Code.

Potential Acquisition

On April 13, 2015, our Company announced that it had entered into an agreement to acquire ProBuild Holdings, LLC, one of the nation’s largest professional building materials suppliers. Assuming the transaction is consummated, the Compensation Committee expects to reevaluate the combined company’s compensation program for key managers, including our NEOs, to determine if changes are appropriate. Such assessment will include all components of compensation, including salaries, bonus programs, the long-term equity program, and the 401(k) plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Submitted by the Compensation Committee:

Cleveland A. Christophe (Chairman)
Kevin J. Kruse
Brett N. Milgrim

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our NEOs, or that was otherwise earned by our NEOs, for their services in all capacities during 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Floyd F. Sherman,	2014	752,885	—	1,399,081	921,886	520,946	12,500	3,607,298
Chief Executive Officer	2013	618,269	—	—	—	382,612	12,500	1,013,381
	2012	600,000	150,000	—	—	—	12,500	762,500
M. Chad Crow,	2014	451,923	—	1,170,804	917,088	276,753	13,671	2,830,239
President,	2013	418,269	—	—	—	260,176	13,779	692,224
Chief Operating Officer, and Chief Financial Officer	2012	378,846	100,000	—	—	—	13,257	492,103
Morris E. Tolly,	2014	465,000	—	1,170,804	771,469	302,800	1,502	2,711,575
Senior Vice President —	2013	460,962	—	—	—	284,663	1,509	747,134
Operations	2012	450,000	112,500	—	—	—	1,558	564,058
Donald F. McAleenan,	2014	405,000	—	702,180	550,016	263,729	14,060	1,934,985
Senior Vice President and	2013	400,962	—	—	—	247,933	14,030	662,925
General Counsel	2012	390,000	97,500	—	—	—	14,000	501,500

(1)	Effective April 5, 2014, Mr. Sherman’s base salary increased from $625,000 to $800,000. In connection with his promotion to President and Chief Operating officer, Mr. Crow’s base salary increased from $425,000 to $600,000 on November 1, 2014.
(2)	Reflects discretionary cash incentive awards earned under the Corporation’s 2012 Management Incentive Plan.
(3)	Reflects the aggregate grant date fair value of restricted stock unit awards. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.
(4)	Reflects the aggregate grant date fair value of stock option awards. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of these awards is based on the Black-Scholes valuations of stock options granted, which in turn is based on the value of our Common Stock on the grant date. The calculation was based on a five year expected option life for Messrs. Crow and McAleenan and a four year expected option life for Messrs. Sherman and Tolly. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(5)	Reflects cash incentive awards earned under the Corporation’s annual Corporate Incentive Plan. For information regarding our Corporate Incentive Plan, see the discussion in “Compensation Discussion and Analysis.”
(6)	Amounts include the following:

Employer Contributions to 401(k) Plan. Each of Messrs. Crow, Tolly, and McAleenan received a 10% match for their contributions up to 6% of their annual compensation, subject to a maximum match pursuant to Internal Revenue Service regulations.

Auto Allowance. Messrs. Sherman, Crow, and McAleenan each received a car allowance in 2012, 2013, and 2014. We value auto allowances based on the actual payments made to the executives.

2014 Grants of Plan-Based Awards

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Floyd F. Sherman		48,000	800,000	1,200,000
	2/11/14					186,048	7.67	921,886	(4)
	6/16/14				186,048			1,399,081	(5)
M. Chad Crow		25,500	425,000	637,500
	2/11/14					155,692	7.67	917,088	(4)
	6/16/14				155,692			1,170,804	(5)
Morris E. Tolly		27,900	465,000	697,500
	2/11/14					155,692	7.67	771,469	(4)
	6/16/14				155,692			1,170,804	(5)
Donald F. McAleenan		24,300	405,000	607,500
	2/11/14					93,375	7.67	550,016	(4)
	6/16/14				93,375			702,180	(5)

(1)	Represents threshold, target, and maximum payout levels for 2014 performance under the 2014 Corporate Incentive Plan, which was established under the 2007 Incentive Plan. For more information regarding the 2014 Corporate Annual Incentive Plan, see the discussion in “Compensation Discussion and Analysis.”
(2)	Reflects awards of time-vesting restricted stock units under the 2014 Incentive Plan. The awards vest in four equal annual installments on each of February 11, 2015, 2016, 2017, and 2018.
(3)	Reflects awards of time-vesting stock options granted under the 2007 Incentive Plan. The exercise price of the options is equal to the closing price of the Corporation’s Common Stock on the date of the grant. The options vest in four equal annual installments on each of February 11, 2015, 2016, 2017, and 2018. The options expire ten years from the grant date.
(4)	Reflects the aggregate grant date fair value of stock option awards. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of these awards is based on the Black-Scholes valuations of stock options granted, which in turn is based on the value of our Common Stock on the grant date. The calculation was based on a five year expected option life for Messrs. Crow and McAleenan and a four year expected option life for Messrs. Sherman and Tolly. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(5)	Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2014. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.

Employment Agreements

We have employment agreements with Messrs. Sherman, Crow, Tolly, and McAleenan that include the terms described below. Additional information regarding the severance benefits provided under the employment agreements may be found under “Potential Payments Upon Termination or Change in Control.”

Mr. Sherman. Mr. Sherman’s employment agreement was entered into on September 1, 2001 and amended on June 1, 2005 and October 29, 2008. His agreement has a two-year term, with automatic renewals each year commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal. For 2014, Mr. Sherman’s base salary was $625,000 at the start of the year and was raised to $800,000 effective as of April 5, 2014. At his request, Mr. Sherman’s base salary of $600,000 had remained unchanged from September 2001 until April 2013. Mr. Sherman’s employment agreement also provides that he will be eligible for an annual cash incentive bonus of up to 133% of his base salary, as determined by the Board of Directors. The Board of Directors may increase the amount of Mr. Sherman’s bonus if it deems such an increase appropriate. Pursuant to his employment agreement, Mr. Sherman is entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.

Messrs. Crow, Tolly, and McAleenan. The employment agreements with Messrs. Tolly and McAleenan were entered into on January 15, 2004 and amended on October 29, 2008. The employment agreement with Mr. Crow was entered into on February 23, 2010. Each of these agreements has a one-year term, with automatic one-year renewals commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal. For 2014, the base salaries of Messrs. Crow, Tolly, and McAleenan were $425,000, $465,000, and $405,000, respectively, at the start of the year. In connection with his appointment as President and Chief Operating Officer, Mr. Crow’s salary was increased to $600,000 effective as of November 1, 2014. The employment agreement of each of Messrs. Crow, Tolly, and McAleenan provides for the payment of an annual cash incentive bonus with a minimum target of 100% of their salary. The employment agreements also provide that the executives are entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.

2014 Outstanding Equity Awards at Year-End

The following table provides information concerning equity awards that are outstanding as of December 31, 2014 for each of our NEOs.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Floyd F. Sherman	235,753	(2)			3.15	1/16/22
	330,000	(3)			7.15	5/22/18
	270,000	(4)			3.19	2/3/20
			186,048	(5)	7.67	2/11/24
							186,048	(6)	1,278,150
M. Chad Crow	45,000	(7)			7.15	5/22/18
	235,000	(4)			3.19	2/3/20
			155,692	(5)	7.67	2/11/24
							155,692	(6)	1,069,604
Morris E. Tolly	14,600	(8)			6.70	2/26/18
	53,600	(7)			7.15	5/22/18
	213,000	(4)			3.19	2/3/20
			155,692	(5)	7.67	2/11/24
							155,692	(6)	1,069,604
Donald F. McAleenan	236,714	(9)			3.15	1/16/22
	46,295	(10)			3.15	2/27/24
	85,700	(7)			7.15	5/22/18
	235,000	(4)			3.19	2/3/20
			93,375	(5)	7.67	2/11/24
							93,375	(6)	641,486

(1)	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2014 ($6.87).
(2)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options vested in four equal tranches on each of September 1, 2002, 2003, 2004, and 2005.
(3)	Stock options awarded to the executive on May 22, 2008 under the 2005 Equity Incentive Plan. The options vested in two equal tranches on each of February 26, 2009 and 2010. These options were received in exchange for the cancellation of pre-existing options pursuant to an exchange offer approved by the stockholders at the 2008 annual meeting.
(4)	Stock options awarded to the executive on February 3, 2010 under the 2007 Incentive Plan. The options vested in three equal tranches on February 3, 2012, 2013, and 2014.
(5)	Stock options awarded to the executive on February 11, 2014 under the 2007 Incentive Plan. The options vest in four equal tranches on each of February 11, 2015, 2016, 2017, and 2018.
(6)	Restricted stock units awarded to the executive on June 16, 2014 under the 2014 Incentive Plan. The restricted stock units vest in four equal tranches on each of February 11, 2015, 2016, 2017, and 2018. Each restricted stock unit converts into one share of common stock upon vesting.
(7)	Stock options awarded to the executive on May 22, 2008 under the 2005 Equity Incentive Plan. The options vested in three equal tranches on each of February 26, 2009, 2010, and 2011. These options were received in exchange for the cancellation of pre-existing options pursuant to an exchange offer approved by the stockholders at the 2008 annual meeting.
(8)	Stock options awarded to the executive on February 26, 2008 under the 2007 Incentive Plan. The options vested in three equal tranches on each of February 26, 2009, 2010, and 2011.

(9)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options were 20% vested on the date of grant and an additional 20% vested on each of September 1, 2002, 2003, 2004, and 2005.
(10)	Stock options awarded to the executive on March 1, 2004 under the 1998 Stock Incentive Plan. The options vested based on the Corporation achieving specified performance targets as follows: (i) one-sixth on December 31, 2004, based on performance targets for 2004, (ii) one-sixth on December 31, 2005, based on performance targets for 2005, (iii) one-sixth on December 31, 2006, based on performance targets for 2006, and (iv) one-half on December 31, 2006, based on performance targets for the three-year period including 2004, 2005, and 2006.

2014 Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock awards and the exercise of stock options held by our NEOs in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Floyd F. Sherman	—	—	76,668	581,910
M. Chad Crow	—	—	55,000	417,450
Morris E. Tolly	37,000	135,139	60,000	455,400
Donald F. McAleenan	—	—	55,000	417,450

(1)	Reflects the value as calculated by the difference between the market price of our Common Stock at the time of the exercise and the exercise price of the stock options.
(2)	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our Common Stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

As described above in “Employment Agreements,” we entered into employment agreements with our NEOs, which, among other things, provide benefits to them in the event of a termination of employment under certain circumstances.

Mr. Sherman’s Agreement

Termination by the Corporation Without Cause. Mr. Sherman’s employment agreement provides that if he is terminated by the Corporation without “cause” (as defined in the employment agreement) he will be entitled to payment of his annual base salary and health and welfare benefits for the remainder of the term of the employment agreement.

Termination by Reason of Executive’s Death or Disability. The agreement also provides that, upon Mr. Sherman’s termination of employment by reason of his death or disability, Mr. Sherman (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after his date of termination. In the event of Mr. Sherman’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments he receives under the Corporation’s plans.

Restrictive Covenants. During his employment with the Corporation and for one year thereafter, Mr. Sherman may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, Mr. Sherman may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with the Corporation and for two years thereafter.

Agreements with Messrs. Crow, Tolly, and McAleenan

Termination by the Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination. Under each of these employment agreements, in the event that (i) the executive’s employment is terminated by us without “cause” (as defined in the employment agreement), (ii) the executive terminates his employment because of a material adverse diminution in job title or responsibilities or a relocation of his principal place of employment more than 100 miles from its current location without his consent, (iii) we notify the executive of our intent not to renew the employment agreement and the executive delivers a “notice of resignation” (as defined in the employment agreement) within 90 days of receipt of the notice of non-renewal, or (iv) the executive’s employment is terminated by mutual consent and the parties enter into an agreement whereby the executive agrees to be bound by the post-termination restrictive covenants in the agreement (described below), the executive will be entitled to continuation of his base salary and health benefits for one year after the date of termination plus payment of an amount equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

Termination by Reason of Executive’s Death or Disability. The employment agreements also provide that, upon the executive’s termination of employment by reason of his death or disability, the executive (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after the date of termination. In the event of executive’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments the executive receives under the Corporation’s plans.

Restrictive Covenants. During the executive’s employment with us and for one year thereafter, the executive may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, the executive may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with us and for two years thereafter.

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2014 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Mr. Sherman	Mr. Crow	Mr. Tolly	Mr. McAleenan
Reason for Termination:
By Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination(1)
Cash Severance(2)	$1,332,603	$868,465	$758,732	$660,831
Health and Welfare Continuation(3)	23,442	7,568	7,765	9,710

Total Estimated Value of Payments and Benefits(4)	$1,356,045	$876,033	$766,497	$670,541

Death or Disability(5)
Cash Severance(6)	$800,000	$600,000	$465,000	$405,000
Health and Welfare Continuation(7)	14,073	7,568	7,765	9,710

Total Estimated Value of Payments and Benefits(4)	$814,073	$607,568	$472,765	$414,710

(1)	Mr. Sherman will only receive these benefits upon a termination of his employment by the Corporation without cause. In the case of a termination by mutual consent of a named executive officer with an employment agreement (other than Mr. Sherman), the officer must agree to be bound by certain post-termination restrictive covenants in order to be eligible to receive these benefits.
(2)	For Mr. Sherman, includes the dollar value of continuation of his annual base salary for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year and a lump sum payment equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).
(3)	For Mr. Sherman, the dollar value represents the cost of providing continued health and welfare benefits to the executive for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.
(4)	Payments of cash severance under these agreements will be made in accordance with the Corporation’s regular payroll practices. However, to the extent any amount or benefit would constitute non-exempt “deferred compensation” for purposes of

Section 409A of the Internal Revenue Code of 1986, as amended, (i) the payment of such amount or benefit shall only be in connection with an event that constitutes a Section 409A-compliant “separation from service” and (ii) if the amount or benefit would otherwise be payable or distributable during a period in which the executive is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then the executive’s right to receive such payment or distribution will be delayed until the earlier of the executive’s death or the first day of the seventh month following the executive’s separation of service.
(5)	Does not include the dollar value of potential short-term and/or long-term disability payments.
(6)	For Messrs. Sherman, Crow, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year. In the case of disability, this amount shall be reduced by the proceeds of any short- and/or long-term disability payments.
(7)	For Messrs. Sherman, Crow, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, the Compensation Committee consisted of Messrs. Christophe, Kruse, and Milgrim. No member of the Compensation Committee was an officer or employee of Builders FirstSource or any of its subsidiaries during the last fiscal year or at any other time or had any relationship with the Corporation requiring disclosure under Item 404 of Regulation S-K, except as otherwise disclosed under “Certain Relationships and Related Party Transactions.” No executive officer of the Corporation served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Builders FirstSource.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation’s Code of Business Conduct and Ethics and its Supplemental Code of Ethics, both of which are in writing, provide guidelines for identifying, reviewing, approving, and ratifying related party transactions. Related party transactions include those transactions that create an actual, apparent, or potential conflict of interest. Related party transactions involving the Corporation’s Chief Executive Officer, President, Chief Financial Officer, or Controller (or persons forming similar functions) must be submitted to the General Counsel for review. If the General Counsel determines that an actual or apparent conflict of interest exists, the transaction must be submitted to the Audit Committee for approval. The directors and executive officers, as well as all other employees of the Corporation, must obtain a waiver for any activity that violates the Corporation’s Code of Business Conduct and Ethics. The Corporation’s Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments, is responsible for the administration of the Code of Business Conduct and Ethics. However, only the Audit Committee may waive any violation of this code by directors or executive officers.

The Corporation’s By-laws provide that no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders.

In the ordinary course of business and on terms no less favorable to us than we could obtain from unaffiliated third parties, in 2014 we purchased $6.3 million in windows and related products from PGT, Inc., through its wholly-owned subsidiary, PGT Industries, Inc. Until May 2013, an affiliate of JLL Partners, Inc. held a majority interest in PGT, Inc. From May 2013 through December 2013, that affiliate of JLL Partners, Inc., in a series of transactions, sold or distributed to its partners all of its ownership interest in PGT, Inc. Another affiliate of JLL Partners, Inc. is the beneficial owner of more than five percent of the Corporation’s outstanding Common Stock. From January 1, 2015 through February 28, 2015, we purchased $1.4 million in windows and related products from PGT Industries, Inc. We will most likely continue such purchases in the foreseeable future. Our Chief Executive Officer and Director, Floyd F. Sherman, and our Director, Brett N. Milgrim, are also directors of PGT, Inc. Our Directors, Paul S. Levy and Daniel Agroskin, were directors of PGT, Inc. until February 18, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance, and risk management. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. The Board of Directors designated the Chairman of the Audit Committee, Robert C. Griffin, and committee members Cleveland A. Christophe and Craig A. Steinke as audit committee “financial experts” under the SEC’s guidelines.

The Audit Committee’s purposes and responsibilities are described in its charter, available on the Governance section of the Corporation’s website. They include overseeing the integrity of the Corporation’s financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the external auditors’ qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation’s internal audit function. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting and the assessment of, and reporting on, the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed, with management and the external auditors, the Corporation’s audited financial statements for the year ended December 31, 2014. The Audit Committee has discussed with the external auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees. In addition, the Audit Committee has received from the external auditors the written disclosures and the letter required by the applicable requirements of the PCAOB and has discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the external auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee:

Robert C. Griffin (Chairman)
Cleveland A. Christophe
Craig A. Steinke

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Builders FirstSource and their ages (as of April 17, 2015) are as follows:

Floyd F. Sherman, Chief Executive Officer and Director, age 75. Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He also served as President of the Corporation from 2001 until October 2006 and from February 2008 to November 2014. Prior to joining the Corporation, he spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. Mr. Sherman is currently a director of PGT, Inc. Mr. Sherman has over 40 years of experience in the building products industry. A native of Kerhonkson, New York, and a veteran of the U.S. Army, Mr. Sherman is a graduate of the New York State College of Forestry at Syracuse University. He also holds an M.B.A. degree from Georgia State University.

M. Chad Crow, President, Chief Operating Officer, and Chief Financial Officer, age 46. Mr. Crow joined the Corporation in September 1999 as Assistant Controller. He served as Vice President – Controller of the Corporation from May 2000 and was promoted to Senior Vice President and Chief Financial Officer in November 2009. In November 2014, he was appointed to the position of President and Chief Operating Officer. Prior to joining the Corporation, Mr. Crow served in a variety of positions at Pier One Imports. Mr. Crow also has five years of public accounting experience with Price Waterhouse LLP. Mr. Crow is a C.P.A. and received his B.B.A. degree from Texas Tech University.

Morris E. Tolly, Senior Vice President — Operations, age 72. Mr. Tolly has served as Senior Vice President — Operations of the Corporation since January 2007. He has been with the Corporation since 1998, when the Corporation acquired Pelican Companies, Inc. (“Pelican”), and has over 40 years of experience in the building products industry. Mr. Tolly served in a myriad of roles at Pelican, including sales, Sales Manager, and General Manager. Mr. Tolly was an Area Vice President responsible for 12 locations at the time of Pelican’s acquisition. In 2000, he was promoted to President — Southeast Group with responsibility for 48 locations.

Donald F. McAleenan, Senior Vice President and General Counsel, age 60. Mr. McAleenan has served as Senior Vice President and General Counsel of the Corporation since 1998. Prior to joining the Corporation, Mr. McAleenan served as Vice President and Deputy General Counsel of Fibreboard Corporation from 1992 to 1997. Mr. McAleenan was also Assistant General Counsel of AT&E Corporation and spent nine years as a securities lawyer at two New York City law firms. Mr. McAleenan has a B.S. from Georgetown University and a J.D. from New York University Law School.

OWNERSHIP OF SECURITIES

Securities Owned by Directors, Executive Officers, and Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership, as of April 15, 2015, of our Common Stock by (i) each person known to us (based upon their Schedule 13D and 13G filings with the SEC) to hold greater than 5% of the total number of outstanding shares and (ii) each current director or named executive officer and all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of April 15, 2015 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 15, 2015, including upon the exercise of options and conversion of restricted stock units. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he or she has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage Ownership of Shares Beneficially Owned(3)
JLL Building Holdings, LLC(4)(5)(6)	24,344,584	24.6%
Warburg Pincus Private Equity IX, L.P.(6)(7)(8)	24,863,266	25.1%
Stadium Capital Management, LLC(9)(10)	9,604,258	9.7%
Paul S. Levy(4)(5)(6)	24,344,584	24.6%
Daniel Agroskin (5)	—	*
David A. Barr(7)	24,863,266	25.1%
Cleveland A. Christophe(11)	207,740	*
Michael Graff(7)	24,863,266	25.1%
Robert C. Griffin(11)	152,834	*
Kevin J. Kruse(11)	33,824	*
Brett N. Milgrim(11)	33,824	*
Craig A. Steinke(11)	134,632	*
Floyd F. Sherman(12)	1,005,964	1.0%
M. Chad Crow(13)	485,511	*
Morris E. Tolly(14)	423,626	*
Donald F. McAleenan(15)	838,254	*
Directors, Director Nominees, and Executive Officers as a group (13 persons)	52,524,059	51.8%

*	Percentage does not exceed one percent of the total outstanding class.
(1)	Unless otherwise indicated, the business address of each person named in the table is Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.
(2)	The number of shares beneficially owned by each person or group as of April 15, 2015 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 15, 2015, including upon the exercise of stock options and conversion of restricted stock units.
(3)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 99,144,151 shares of Common Stock outstanding on April 15, 2015 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of April 15, 2015, including upon the exercise of options and conversion of restricted stock units.
(4)	Consists of 24,344,584 shares of Common Stock held directly by JLL Building Holdings, LLC, a Delaware limited liability company (“JLL Holdings”). JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), is the sole member of

JLL Holdings. JLL Associates V, L.P., a Delaware limited partnership (“JLL Associates V”), is the general partner of JLL Fund V. JLL Associates G.P. V, L.L.C., a Delaware limited liability company (“JLL Associates G.P.”), is the general partner of JLL Associates V. Mr. Paul Levy is the sole managing member of JLL Associates G.P. Each of JLL Holdings, JLL Fund V, JLL Associates V, JLL Associates G.P., and Mr. Levy (collectively, the “JLL Persons”) may be deemed to be the beneficial owner of 24,344,584 shares of Common Stock, with shared voting and dispositive power with regard to such shares. Each of JLL Holdings, JLL Fund V, JLL Associates V, and JLL Associates G.P. disclaims beneficial ownership of our Common Stock.

The information in the foregoing table and in footnotes (4), (5), and (6) is based on the Schedule 13D filing by the above referenced persons, as last amended by Amendment No. 7 on April 15, 2015.

(5)	The business address for JLL Building Holdings, LLC, JLL Partners Fund V, L.P., JLL Associates V, L.P., JLL Associates G.P. V, L.L.C., and Messrs. Levy and Agroskin is 450 Lexington Ave., 31st Floor, New York, New York 10017.
(6)	The JLL Persons set forth in footnote (4) and Warburg Pincus Persons set forth in footnote (7) may be deemed to have formed a group as reported in a jointly filed Schedule 13D. The group consisting of the JLL Persons and the Warburg Pincus Persons collectively owns 49,207,850 shares, or 49.6% of our Common Stock. Each of the JLL Persons disclaims beneficial ownership of shares of our Common Stock reported as beneficially owned by the Warburg Pincus Persons. Each of the Warburg Pincus Persons disclaims beneficial ownership of shares of our Common Stock reported as beneficially owned by the JLL Persons.
(7)	Consists of 24,863,266 shares of Common Stock held directly by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”). Warburg Pincus IX GP L.P., a Delaware limited partnership (“WP IX GP”), is the general partner of WP IX. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP IX GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the sole member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and managing members and co-chief executive officers of WP LLC. Each of WP IX, WP IX GP, WPP GP, WP Partners, WP Partners GP, WP, WP LLC, and Messrs. Kaye and Landy (collectively, the “Warburg Pincus Persons”) may be deemed to be the beneficial owner of 24,863,266 shares of Common Stock, with shared voting and dispositive power with regard to such shares. Each of Messrs. Kaye and Landy disclaims beneficial ownership of the Common Stock held by the Warburg Pincus Persons.

Messrs. Barr and Graff are partners of WP and are members and managing directors of WP LLC. Messrs. Barr and Graff disclaim beneficial ownership of all shares owned by the Warburg Pincus Persons. None of Messrs. Barr or Graff directly owns any shares of Common Stock.

The information in the foregoing table and in footnotes (6), (7), and (9) is based on the Schedule 13D filed by the above referenced persons, as last amended by Amendment No. 3 on April 15, 2015, and by supplemental disclosure by the Warburg Pincus Persons.

(8)	The business address for Warburg Pincus Private Equity IX, L.P., Warburg Pincus IX GP L.P., WPP GP LLC, Warburg Pincus Partners, L.P., Warburg Pincus Partners GP LLC, Warburg Pincus & Co., Warburg Pincus LLC, and Messrs. Kaye and Landy is 450 Lexington Avenue, New York, New York, 10017.
(9)	Alexander M. Seaver, Bradley R. Kent, Stadium Capital Management, LLC, a Delaware limited liability company (“SCM”), and Stadium Capital Management GP, L.P., a Delaware limited partnership (“SCMGP”), each reported shared voting and dispositive power over, and beneficial ownership of, 9,604,258 shares of Common Stock. Stadium Capital Partners, L.P., a California limited partnership (“SCP”), reported shared voting and dispositive power over, and beneficial ownership of, 8,778,289 shares of Common Stock. SCP is an investment limited partnership, the general partner of which is SCMGP. SCM is the general partner of SCMGP, and an investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the foregoing Common Stock. Messrs. Seaver and Kent are the managing members of SCM. SCP and SCMGP disclaim membership in a group with SCM and Messrs. Seaver and Kent.

The information in the foregoing table and in footnotes (9) and (10) is based on the Schedule 13G filing by the above referenced persons, as last amended by Amendment No. 7 on April 16, 2015.

(10)	The business address for Stadium Capital Management, LLC, Stadium Capital Management GP, L.P., Stadium Capital Partners, L.P., and Messrs. Seaver and Kent is 199 Elm Street, New Canaan, Connecticut 06840-5321.

(11)	Includes 8,431 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.
(12)	Includes 882,265 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2015 under the 1998 Stock Incentive Plan, 2005 Equity Incentive Plan, and the 2007 Incentive Plan.
(13)	Includes 318,923 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2015 under the 2005 Equity Incentive Plan and the 2007 Incentive Plan.
(14)	Includes 320,123 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2015 under the 2005 Equity Incentive Plan and 2007 Incentive Plan.
(15)	Includes 627,052 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2015 under the 1998 Stock Incentive Plan, 2005 Equity Incentive Plan, and the 2007 Incentive Plan.

Stockholders’ Agreement Between JLL Building Holdings, LLC and Warburg Pincus Private Equity IX, L.P.

On June 22, 2010, JLL Building Holdings, LLC (“JLL Holdings”) and Warburg Pincus Private Equity IX, L.P. (“WP IX”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”). The Stockholders’ Agreement provides that at any meeting of stockholders called for the purpose of electing directors, each of the parties will vote, and will cause their affiliates that own our Common Stock to vote, for a slate of six directors, half of whom shall be selected by each party. If the percentage of the combined shares of the parties held by either JLL Holdings or WP IX exceeds 65%, the party having the higher ownership percentage will be permitted to select four of the six director candidates on the slate. If the percentage of the combined shares of the parties held by either JLL Holdings or WP IX exceeds 80%, the party having the higher ownership percentage will be permitted to select five of the six director candidates on the slate. For the purposes of the preceding two sentences, shares of stock held by the affiliates of the parties will be deemed to be owned by the parties. The Stockholders’ Agreement will terminate on June 22, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires Builders FirstSource’s directors and executive officers, and certain persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of Builders FirstSource. Directors, executive officers, and greater than ten percent stockholders are required by the regulations of the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements were timely complied with, as applicable to its directors, executive officers, and greater than ten percent owners.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2014.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,431,441	(1)	$5.38	3,727,568	(2)(3)(4)
Equity compensation plans not approved by security holders	814,633	(5)	$3.15	—

Total	6,246,074		$5.09	3,727,568

(1)	Includes securities to be issued upon exercise of awards granted under the Builders FirstSource, Inc. 2005 Equity Incentive Plan,

the Builders FirstSource, Inc. 2007 Incentive Plan, and the Builders FirstSource, Inc. 2014 Incentive Plan. The 2005 Equity Incentive Plan was approved by the Corporation’s stockholders in June 2005. The Corporation’s stockholders approved the 2007 Incentive Plan in May 2007 and reapproved the plan in January 2010. The 2014 Incentive Plan was approved by the Corporation’s stockholders in May 2014.
(2)	Includes securities remaining available for issuance pursuant to the 2005 Equity Incentive Plan, approved by the Corporation’s stockholders in June 2005. Of these awards, at December 31, 2014, 2,675 were available to be made subject to stock-based awards other than options or SARs. Under the 2005 Equity Incentive Plan, the Corporation is authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock, and other common stock-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2005 Equity Incentive Plan is 2,200,000, subject to adjustment as provided by the plan. Of those 2,200,000 shares, no more than 2,200,000 shares may be made subject to options or stock appreciation rights (“SARs”) granted under the plan and no more than 1,100,000 shares of Common Stock may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2005 Equity Incentive Plan may not have a term exceeding 10 years from the date of grant. If our Board of Directors determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or other similar corporate transaction or event affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants’ rights under the plan, our Board of Directors will make such changes or adjustments as it deems necessary or appropriate including with respect to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise or purchase price of any award, and (iv) the performance goals applicable to outstanding awards. In addition, our Board of Directors may determine that an equitable adjustment may take the form of a payment to an award holder in the form of cash or other property.
(3)	Includes securities remaining available for issuance pursuant to the 2007 Incentive Plan, approved by the Corporation’s stockholders in May 2007 and re-approved in January 2010. Of these awards, at December 31, 2014, 25,349 were available to be made subject to stock-based awards other than options or SARs. Under the 2007 Incentive Plan, the Corporation is authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock, and other common stock-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2007 Incentive Plan is 7,000,000, subject to adjustment as provided by the plan. Of that amount, no more than 7,000,000 shares may to be made subject to options or stock appreciation rights (“SARs”) granted under the plan and no more than 3,500,000 shares of Common Stock may be made subject to stock-based awards other than options or SARs under the plan. Stock options and SARs granted under the 2007 Incentive Plan may not have a term exceeding 10 years from the date of grant. If our Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or other similar corporate transaction or event affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants’ rights under the plan, our Compensation Committee will make such changes or adjustments as it deems necessary or appropriate including with respect to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise or purchase price of any award, and (iv) the performance goals applicable to outstanding awards. In addition, our Compensation Committee may determine that an equitable adjustment may take the form of a payment to an award holder in the form of cash or other property.
(4)	Includes securities remaining available for issuance pursuant to the 2014 Incentive Plan, approved by the Corporation’s stockholders in May 2014. Of these awards, at December 31, 2014, 3,699,544 were available to be made subject to awards. Under our 2014 Incentive Plan, the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock shares, restricted stock units, other common stock-based awards and cash-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2014 Incentive Plan is 5,000,000, subject to adjustment as provided by the plan. All 5,000,000 shares under the 2014 Incentive Plan may be made subject to options, stock appreciation rights (“SARs”), or stock-based awards. Stock options and SARs granted under the 2007 Incentive Plan may not have a term exceeding 10 years from the date of grant. In the event of a non-reciprocal transaction between us and our stockholders that causes the per-share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2014 Incentive Plan will be adjusted proportionately and the Compensation Committee shall make such adjustments to the 2014 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our

Common Stock into a lesser number of shares, the authorization limits and annual award limits under the 2014 Incentive Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price
(5)	Includes securities to be issued upon exercise under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended. No grants were made under this plan after the Corporation’s initial public offering in June 2005. No further grants will be made under this plan.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors selected PricewaterhouseCoopers LLP (“PWC”) to serve as the Corporation’s independent registered public accounting firm (the “auditors”) for the year ending December 31, 2014. As a matter of good corporate governance, the stockholders will be requested to ratify the Audit Committee’s selection at the annual meeting. Representatives of PWC will be present at the annual meeting, have the opportunity to make a statement, if they desire to do so, and be available to answer appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by PWC for fiscal years 2014 and 2013:

	2014	2013
Audit fees(1)	$1,394,094	$1,168,086
Audit-related fees	—	—
Tax fees(2)	—	—
All other fees	1,919	1,919

Total PWC fees	$1,396,013	$1,170,005

(1)	Audit fees of PWC for 2014 and 2013 consisted of the audit and quarterly reviews of the consolidated financial statements of the Corporation, the audit of the effectiveness of management’s internal control over financial reporting, and the review of filings made with the SEC. For 2013, these fees also related to the Corporation’s refinancing of its senior subordinated notes and credit facility, which was completed in May 2013.
(2)	Tax fees include assistance with the preparation of tax returns of certain of the Corporation’s subsidiaries and assistance with audits, as well as tax planning and advising management as to the tax implications of certain transactions undertaken by the Corporation.

The Audit Committee determined that the provision of services related to audit services, audit-related services, tax compliance, advisory services, and other services is compatible with maintaining the independence of PWC. PWC did not render professional services relating to financial information systems design and implementation for the fiscal years ended December 31, 2013 or 2014.

The Audit Committee has the sole and direct authority to engage, appoint, and replace our auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of PWC to perform audit or permissible non-audit services on behalf of the Corporation or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before PWC is engaged to provide those services. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Corporation’s auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit Committee, as set forth in the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the Audit Committee may delegate either specific or general pre-approval authority to one or more of its members. The Pre-Approval Policy delegates specific pre-approval authority to its Chairman, provided that the estimated fee for any such proposed pre-approved service does not exceed $250,000. The Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Under the Pre-Approval Policy, the Audit Committee must specifically pre-approve a service unless the type of service has received general pre-approval. The Audit Committee annually reviews and generally pre-approves the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Corporation’s Chief Financial Officer, in consultation with the Chairman of the Audit Committee, will determine whether services are eligible for general pre-approval. The general pre-approved amounts are not to exceed $250,000 for audit services, audit-related services, and tax services. The Audit Committee may specifically pre-approve any services in these categories that exceed the permitted general pre-approval amounts.

As a result, the Audit Committee or its designee approved 100% of all services performed by PWC on behalf of the Corporation and its subsidiaries in 2014.

If the stockholders do not ratify the appointment of PWC, the selection of auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Pursuant to SEC Rule 14a-8, to be considered for inclusion in the Corporation’s Proxy Statement for the 2016 annual meeting, any stockholder proposal submitted must be received by the Corporate Secretary not later than December 30, 2015. In addition, subject to SEC Rule 14a-8, our By-laws provide that no business may be brought by a stockholder before an annual meeting of stockholders unless the stockholder (i) is a stockholder of record on the date of the notice of meeting (or any supplement thereto) provided by or at the direction of the Board of Directors (or any duly authorized committee thereof) and is entitled to notice of and to vote at such annual meeting as of such record date, (ii) has delivered to the Corporate Secretary within the time limits described in the By-laws a written notice containing the information specified in the By-laws, and (iii) such notice is in the proper form as set forth in Article II, Section 5 of the By-laws. Accordingly, in order for a stockholder’s proposal (other than one included in the Proxy Statement pursuant to SEC Rule 14a-8) to be considered timely and to be brought during the 2016 annual meeting pursuant to the Corporation’s By-laws, the required written notice must be received by the Corporate Secretary on or after January 28, 2016 but no later than February 27, 2016. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, United States of America.

REDUCE PRINTING AND MAILING COSTS

To reduce the expenses of delivering duplicate notices regarding availability of proxy materials (“Notices”) and proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one Notice and set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and received only one Notice and set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Legal Department at (214) 880-3500, by e-mail at inforequest@bldr.com, or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. For future annual meetings, you may request a separate Notice and/or set of proxy materials, or request that we send only one Notice and/or set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. This Notice of Annual Meeting and Proxy Statement and our 2014 Annual Report on Form 10-K are available on our website at www.bldr.com. Instead of receiving future copies of our proxy materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.

Stockholders of Record. If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth in the Notice, on the proxy card, and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Donald F. McAleenan
Corporate Secretary

April 28, 2015

Builders FirstSource, Inc. and the Builders FirstSource logo are trademarks or service marks of an affiliate of Builders FirstSource, Inc. © 2015 Builders FirstSource, Inc. All rights reserved.

BUILDERS FIRSTSOURCE, INC. 2001 BRYAN STREET - SUITE 1600 DALLAS, TX 75201

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01 Michael Graff 02 Robert C. Griffin 03 Brett N. Milgrim

The Board of Directors recommends you vote FOR proposal 2.						For	Against	Abstain

2	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2015					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

0000246215_1     R1.0.0.51160

YOUR VOTE IS IMPORTANT

Whether or not you plan to personally attend the Annual Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card.

Voting by any of these methods will ensure your representation at the

Annual Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so.

Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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BUILDERS FIRSTSOURCE, INC.

This Proxy is Solicited on Behalf of the Board of Directors

of Builders FirstSource, Inc.

The undersigned hereby appoints Donald F. McAleenan and M. Chad Crow, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned upon all matters as may properly come before the Annual Meeting of Stockholders of Builders FirstSource, Inc. at 9:00 AM CDT on May 27, 2015 at Builders FirstSource, Inc., 2001 Bryan St., Suite 1600, Dallas, TX 75201, and any adjournments thereof. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement: for all nominees for election of directors and for Proposal 2. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free telephone number.

Continued and to be signed on reverse side

0000246215_2     R1.0.0.51160